Exhibit 99.1

For immediate release	Contact: Joseph Fitzgerald
September 1, 2004	(310) 449-3660

MGM COMMENTS ON PRESS REPORTS

Metro-Goldwyn-Mayer Inc. (NYSE: MGM) announced today that it is actively continuing its previously announced consideration of strategic alternatives. However, recent press reports regarding a possible transaction valuing MGM at a price as high as $5 billion are inaccurate. MGM assumes no obligation to update investors or others regarding its consideration of strategic alternatives or the progress of any discussions or negotiations that are taking place.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Direct. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit us online at http://www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company

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